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                                                                   EXHIBIT 10.54

                                 Stephen Russell

                              Employment Agreement

                                 Amendment No. 2

        Amendment No. 2, dated as of August 1, 1997, to the employment agreement dated as of January 21, 1994 between Celadon Group, Inc., a Delaware corporation (the "Company"), and Stephen Russell ("Employee"), as amended by the amendment dated as of February 12, 1997 (the "Employment Agreement").

        The parties wish to amend the Employment Agreement as set forth below. Accordingly, the parties agree as follows:

         1. Term. Section 1 of the Employment Agreement is hereby amended to substitute the date "January 21, 2001" for the words "four years from the Commencement Date".

         2. Salary. The second sentence of section 3(a) of the Employment Agreement is hereby deleted and replaced by the following:

        "Effective on January 21, 1998 and on each subsequent anniversary of the Commencement Date during the Employment Period, such salary shall be increased by a percentage equal to the percentage difference between the national Consumer Price Index (the "CPI-U") for the year ended the immediately preceding December 31st and the CPI-U for the year ended the second preceding December 31st."

         3. Bonus. The first and second sentences of section 3.5(b) of the Employment Agreement are hereby deleted and replaced by the following:

        "For the fiscal year ending June 30, 1998, and for each subsequent fiscal year during the Employment Period, Employee shall be entitled to participate in an incentive bonus program designed for the members of the Company's senior management. Pursuant to such program, Employee may receive a bonus in an amount equal to between 0% and 105% of his base salary, as determined by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") based upon the Compensation Committee's analysis of the Company's performance as compared with goals which shall be established annually by the Compensation Committee. Any such bonus shall be subject to such withholding taxes and other amounts as may be required by law."

         4. Stock Options. Options to acquire 25,000 shares of common stock, par value $.033 per share, of the Company, which were granted to Employee on September 9, 1994, shall be exercisable at a price of $12.00 per share.

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         5. Notices. Section 14 of the Employment Agreement is hereby amended to substitute "as follows:

                      in the case of the Company, to

                             Celadon Group, Inc.
                             9503 E. 33rd Street
                             Indianapolis, IN 46236

                      in the case of the Employee, to

                             Mr. Stephen Russell
                             21 Cherry Valley Road
                             Greenwich, CT 06831"

                      for the words "in the preamble to this Agreement".

         6. Agreement Otherwise Unchanged. The Employment Agreement, as so amended, shall remain in full force and effect.

         7. Counterparts. This amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute the same agreement.

                                  CELADON GROUP, INC.

                                  By:           /s/ Don S. Snyder
                                                -----------------
                                  Name:         Don S. Snyder
                                  Title:        Executive Vice President

                                  Executive:

                                       /s/ Stephen Russell
                                  -------------------------
                                  Stephen Russell








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